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HAUPPAUGE ANNOUNCES THAT WINTV-PVR 250 SALES
EXCEED WINTV-GO SALES FOR FISCAL 2004 Q1

Consumers go upscale to record television shows to their PC's hard disk

LAS VEGAS, NV -(January 8, 2004)-Hauppauge Digital, Inc.
(NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, announced today at the Consumer Electronics Show in Las
Vegas that sales during the first quarter of fiscal 2004 of their higher end TV recording product for PCs, the WinTV-
PVR 250, for the first time have exceeded sales of Hauppauge's entry level PC-based TV watching product, the WinTV-Go, in the U.S. retail market.

The WinTV-PVR 250 is a personal video recorder PC upgrade that allows users to watch TV on a PC screen, and to record television shows to a PC's hard disk. Hauppauge will be showcasing their WinTV-PVR 250 and their MediaMVP - a set-top decoder device which enables TV sets to access PC-based
Music, Video and Pictures ("MVP") via Ethernet home local area networks - in the Las Vegas Convention Center, South
Hall, booth #20505.

Sales of the WinTV-PVR 250 through retail stores in the United States during the first quarter of fiscal 2004 outpaced sales of Hauppauge's first TV watching product, WinTV-Go. The WinTV-Go is typically used to allow the watching of television on PC screens, and retails for $49, $100 less than the WinTV-PVR 250. For the past several years, the low cost WinTV-Go had been Hauppauge's best selling WinTV product.

"Though the WinTV-Go at $49 has a compelling price point, management believes that the shift in sales performance for the quarter may indicate that consumers are realizing that recording television programs on their PCs is part of the PC experience, and that they are willing to pay more to enable their PCs to act as digital VCRs," said Ken Plotkin, Chief Executive Officer of Hauppauge. "Software, such as
Microsoft's Media Center Edition, and Electronic Program
Guides such as TitanTV, plus the demand to record TV shows onto a PC's hard disk, have contributed to making the WinTV-PVR 250 a compelling product for PCs".

With a 125-channel cable television receiver, the WinTV-PVR
250 empowers users to watch live TV on their PC screens, record TV shows to their hard disk, pause television programming, create instant replays, and burn television shows and home videos onto a CD-ROM or DVD using a CD or DVD writer. The built-in hardware MPEG encoder offers high quality video and allows users to use many of his or her PC's other functions such as surfing the Internet and answering emails while digitally recording home videos and television shows to the PC's hard disk. Users can also schedule their television recordings using Internet-based programming guides, such as TitanTV.com, and receive up-to-date programming and station information.

In a PC-based home entertainment system, the WinTV-PVR 250 can be combined with Hauppauge's MediaMVP, an Ethernet set-top decoder device that allows PC users to view media stored on a PC on their television set or through their home entertainment systems. With the combination of WinTV-
PVR 250 and MediaMVP, anyone can watch and record TV shows on their PC, and also play those recordings and other PC-based multimedia files on their television set from the comfort of the living room sofa.

PC Upgrade Magazine gave WinTV-PVR-usb2, Hauppauge's newest version of WinTV-PVR, its Editor's Choice award in its November 2003 issue. This latest version records television shows and home videos over USB and includes ULead DVD
MovieFactory 2.1 for making DVDs from video recordings.

A model of WinTV-PVR, the WinTV-PVR-250MCE, is used as the heart of PC systems based on Microsoft's 'Media Center
Edition 2004'. Several PC manufacturers are using the WinTV-PVR-250MCE in their consumer Media Center PCs because, among other things, it delivers excellent video quality at an attractive price point.

Pricing and Availability

Hauppauge's WinTV-PVRs are priced starting at $149 and are available at Circuit City, OfficeMax, Fry's Electronics,
Micro Center and popular internet retail locations such as Amazon.com, Buy.com and Dell.com For more information about
WinTV-PVR or any of Hauppauge's other digital video television and data broadcast receiver products, visit www.hauppauge.com.

About Hauppauge Digital, Inc.:

Hauppauge Digital, Inc. (NASDAQ: HAUP) is a leading developer of digital video TV and data broadcast receiver products for personal computers. Through its Hauppauge
Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in New York, Singapore, Ireland and Luxembourg and sales offices in Germany, London, Paris, The Netherlands,
Sweden, Italy, Spain, Singapore and California. The
Company's Internet web site can be found at http://www.hauppauge.com.

Certain statements in this Release constitute "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those described in the Company's filings with the Securities and Exchange
Commission, including, but not limited to, the Company's
Annual Report on Form 10-K for the fiscal year ended
September 30, 2003.